Exhibit 10.15

BONUS PAYMENT AND RELEASE AGREEMENT

WHEREAS, Charles H. (Chuck) Cremins (the “Consultant”) and Redford Holdco, LLC (“Holdco”) and Spirit Finance Corporation (the “Corporation” and, together with Holdco and their respect direct and indirect subsidiaries and affiliates, the “Company”) are party to a Consulting Services Agreement dated May 7, 2009, as amended in November 2010 (as amended, the “Agreement”);

WHEREAS, the Consultant was eligible to earn a 2011 Bonus (as defined in the Agreement) and is eligible to receive a CIC Bonus (as defined in the Agreement), in each case, in accordance with the terms of the Agreement;

WHEREAS, the parties desire to pay the Consultant an amount of $4,500,000 (the “Bonus” in full satisfaction of the Company’s obligations with respect to the 2011 Bonus and the CIG Bonus on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the Company’s payment of the Bonus and such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Bonus Payment. Promptly after the date hereof the Company shall pay the Consultant the Bonus in a cash lump sum. The parties agree that the payment of the Bonus fully satisfies any past or future obligation of the Company to pay the 2011 Bonus or CIC Bonus and the Consultant is not eligible to be. paid, or entitled to receive, the 2011 Bonus or CIC Bonus. Except, as provided herein, the Agreement shall continue to apply in accordance with its terms.

2. Consultant Release. Contingent upon the Company’s compliance with Section 1 of this Bonus Payment and Release Agreement, the Consultant for himself and his representatives, attorneys, affiliates, heirs, executors, successors and assigns (collectively, the “Releasing Parties”) hereby completely, conclusively, absolutely, unconditionally and irrevocably release each member of the Company and each of their respective direct and indirect equityholders, affiliates, directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Party”) from any and all claims, liabilities and obligations, both known and unknown-liquidated or unliquidated, fixed or contingent, asserted or unasserted, mature or unmatured, foreseen or unforeseen, or otherwise, that (i) relate to events occurring on before the date the Consultant executes this Bonus Payment and Separation Agreement and (ii) arise out of or are in any way related to the 2011 Bonus or CIC Bonus or to the Consultant’s compensation or benefits from the Company. Each Releasing Party acknowledges that he, she or it may discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of the releases granted herein, but acknowledge that it is his, her or its intention to fully, finally and forever settle, release and discharge any and all claims hereby known or unknown, suspected or unsuspected, which do or do not exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts. The Releasing Parties do hereby covenant and agree not to maintain or cause to be maintained against any Released Party any suit, arbitration or action in any arbitration tribunal or in any court or administrative body of the United States or in any state thereof or elsewhere with respect to any matter embraced within this Section 2.

3. Miscellaneous. This Bonus Payment and Release Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Consultant and the Company with regard to the payment of the 2011 Bonus, CIC Bonus and/or Bonus and it is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both the Consultant and a duly authorized officer of the Company. This Bonus Payment and Release Agreement will bind the heirs, personal representatives, successors and assigns of both the Consultant and the Company, and inure to the benefit of both Consultant and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.

IN WITNESS WHEREOF, the Consultant and the Company have executed this Bonus Payment and Release Agreement this 18th day of May, 2011.

REDFORD HOLDCO, LLC SPIRIT FINANCE CORPORATION

By:	Spirit Finance Capital Management, LLC
Its:	Manager

By:	/s/ Kevin Charlton
Name: Kevin Charlton
Title: Chairman

CONSULTANT

/s/ Charles H. (Chuck) Cremens
Charles H. (Chuck) Cremens

AMENDMENT NO. 1, dated as of November     , 2010 (the “Effective Date”) to the CONSULTING SERVICES AGREEMENT (the “Agreement”), dated May 7, 2009, by and among REDFORD HOLDCO, LLC (“Holdco”), SPIRIT FINANCE CORPORATION (the “Corporation” and, together with Holdco and their respective direct and indirect subsidiaries, the “Company”) and CHARLES H. (CHUCK) CREMENS (the “Consultant”).

WHEREAS, the Consultant is currently serving as President and Chief Executive Officer of the Company and Chief Executive Officer of Spirit Finance Capital Management, LLC (the “Manager”); and

WHEREAS, the Company desires to encourage the Consultant to achieve certain goals important to the Company.

NOW, THEREFORE, in consideration of the receipt of $1 and such other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties hereby amend the Agreement as follows:

1. Section 4(c) of the Agreement is hereby deleted and the following substituted therefor:

(c) Incentive Compensation. Set forth below are descriptions of two incentive alternatives for the Consultant. No other existing compensation or severance plan of Holdco, Manager or its affiliates will be available to the Consultant in addition to these alternatives.

(i) 2011 Bonus. Holdco shall pay the Consultant a cash bonus within 10 business days of April 15, 2011 of $4,500,000 (the “2011 Bonus”) if the Consultant is then engaged by, and providing services to, the Company or the Manager and the following additional conditions have been met as of such date (as determined in the reasonable and good faith discretion of the Board of Managers of Holdco (the “Board”)): (A) a Change in Control (as defined below) has not occurred, (B) the independent auditors for Holdco have issued an opinion without any material caveat or exception, (including, without limitation, a “going concern” caveat) for the 2010 fiscal year of Holdco, and (C) the Company or the Manager has hired a senior management team (the “Management Team”), which could consist of a permanent Chief Executive Officer and such other senior officers as agreed by the Board.

(ii) Change in Control Compensation. Holdco shall pay the Consultant a cash bonus in an amount determined below within 10 days of the occurrence of a Change in Control (the “CIC Bonus”) if the Consultant is engaged by, and providing services to, the Company or the Manager on the date of the Change in Control and, as determined in the reasonable and good faith discretion of the Board, the 2011 Bonus has not been earned by the Consultant. For the sake of clarity, the Consultant may not earn both the 2011 Bonus and CIC Bonus. The amount of the CIC Bonus will be determined in accordance with the following:

Amount of Proceeds	Amount of CIC Bonus
$350 million or below	$5.5 million
$350 million to $550 million	$5.5 million + 1.625% of Proceeds in excess of $350 million
More than $550 million	$8.75 million + 2% of Proceeds in excess of $550 million

For purposes of the CIC Bonus, (i) “Proceeds” shall mean the value of cash and readily marketable securities received by equity holders of Holdco on or after the Effective Date and prior to, or in connection with, the Change in Control and (ii) “Change in Control” shall have the meaning set forth in Exhibit A. The Board of Managers of Holdco shall make all determinations relevant to the calculation and payment of the CIC Bonus and any such determinations made in good faith shall be binding and conclusive on all parties, absent manifest error.

2. Except as provided herein, the Agreement shall continue in effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date.

REDFORD HOLDCO, LLC SPIRIT FINANCE CORPORATION

By: Spirit Finance Capital Management, LLC Its: Manager

By:
Name:
Title:

CONSULTANT

Charles H. (Chuck) Cremens

Exhibit A

A “Change of Control” shall be deemed to have taken place for purposes of the CIC Bonus upon the occurrence of any of the following events:

(i) any person, entity or affiliated group, excluding any employee benefit plan, any Initial Investor Member (as defined in the Amended and Restated Limited Liability Company Agreement of the Company or the Constitution of SFCM Australian Trust) or any affiliate of an Initial Investor Member, acquires more than 50% of the then outstanding voting securities of Holdco or the Corporation;

(ii) the consummation of any merger or consolidation of Holdco or the Corporation, such that the holders of the voting securities of the Holdco or the Company immediately prior to such merger or consolidation hold less than 50% of the combined voting power of the securities of the surviving company or the ultimate parent of such surviving company;

(iii) the complete liquidation of Holdco or the Corporation, such that after the transaction, the holders of the voting securities of Holdco or the Corporation immediately prior to the transaction hold less than 50% of the voting securities of the acquiror of such assets or the ultimate parent of the acquirer of such assets; or

(iv) the sale of all or substantially all of the assets of the Corporation to a person who is not an Initial Investor Member or an affiliate of an Initial Investor Member.

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